EXHIBIT 99.1

AAM Reports Third Quarter 2018 Financial Results

AAM announces early redemption of $100 million of senior notes

DETROIT, November 2, 2018 -- American Axle & Manufacturing Holdings, Inc. (AAM), (NYSE: AXL) today reported its financial results for the third quarter 2018 and updated AAM's full year 2018 financial outlook and other forward-looking information.
Third Quarter 2018 Results

•	Sales of $1.82 billion

•	Net income attributable to AAM of $63.8 million, or 3.5% of sales

•	Diluted earnings per share of $0.55

•	Adjusted earnings per share of $0.63

•	Adjusted EBITDA of $275.0 million, or 15.1% of sales

•	Net cash provided by operating activities of $223.8 million

•	Adjusted free cash flow of $121.3 million

“AAM's third quarter of 2018 results reflect an increase in launch-related expenses and certain manufacturing costs. As a result, our third quarter financial performance did not meet our expectations,” said AAM's Chairman and Chief Executive Officer,
David C. Dauch. "Our results this quarter do not change our confidence in meeting AAM's long-term objectives."

“We are focused on delivering value to our customers while launching several key programs across the globe. At the same time, we are taking the necessary actions to improve our performance, generate significant free cash flow and further strengthen our balance sheet," Dauch said.
AAM's sales in the third quarter of 2018 increased to $1.82 billion as compared to $1.72 billion in the third quarter of 2017. AAM's net sales in the first nine months of 2018 were $5.58 billion as compared to $4.53 billion in the first nine months of 2017.
AAM's net income in the third quarter of 2018 was $63.8 million, or $0.55 per share as compared to net income of $86.2 million, or $0.75 per share in the third quarter of 2017. AAM's net income in the first nine months of 2018 was $304.3 million, or $2.63 per share, as compared to net income of $230.8 million, or $2.27 per share, in the first nine months of 2017.
AAM defines Adjusted earnings per share to be diluted earnings per share excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, gain on sale of business, and non-recurring items, including the tax effect thereon. Adjusted earnings per share in the third quarter of 2018 were $0.63 compared to $0.86 in the third quarter of 2017. Adjusted earnings per share in the first nine months of 2018 were $2.83 as compared to $2.89 in the first nine months of 2017.
AAM defines EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, gain on sale of business, and non-recurring items. In the third quarter of 2018, Adjusted EBITDA was $275.0 million, or 15.1% of sales, as compared to $297.8 million, or 17.3% of sales, in the third quarter of 2017. In the first nine months of 2018, AAM's Adjusted EBITDA was $939.9 million, or 16.9% of sales, as compared to $807.2 million, or 17.8% of sales, in the first nine months of 2017.
AAM's net cash provided by operating activities for the third quarter of 2018 was $223.8 million. AAM's net cash provided by operating activities for the first nine months of 2018 was $513.2 million.

AAM defines free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment. Adjusted free cash flow is defined as free cash flow excluding the impact of cash payments for restructuring and acquisition-related costs, settlements of pre-existing accounts payable balances with acquired entities and interest payments upon the settlement of acquired company debt. AAM's Adjusted free cash flow for the third quarter of 2018 was $121.3 million. AAM's Adjusted free cash flow for the first nine months of 2018 was $179.9 million.
AAM to Redeem $100 million of its 7.75% Notes
AAM has issued a notice of redemption for $100 million of its $200 million 7.75% senior unsecured notes due 2019 (7.75% Notes), plus accrued and unpaid interest to the redemption date of November 15, 2018.  AAM will use cash on hand to settle the redemption of the 7.75% Notes.

AAM's Full Year 2018 Outlook
AAM is updating its full year 2018 financial outlook:

•	AAM is now targeting full year 2018 sales of approximately $7.25 billion.

•	Due to higher launch-related expenses and manufacturing costs in the second half of 2018, AAM is now targeting full year Adjusted EBITDA margin for 2018 in the range of 16.25% to 16.5%.

•	As a result of a lower than expected full year Adjusted EBITDA, AAM is now targeting Adjusted free cash flow of approximately 4% of sales in 2018.

Other Forward-Looking Information
AAM is also updating other previously disclosed, forward-looking information:

•
AAM is targeting full year 2019 sales to be in the range of flat to 2% growth compared to full year 2018. This sales projection is based on the anticipated launch schedule of programs in AAM’s new and incremental business backlog, current metal market levels and the assumption that the U.S. Seasonally Adjusted Annual Rate of sales (“SAAR”) will be in the range of 16.5 million to 17 million light vehicle units in 2019.

•	AAM is targeting full year Adjusted EBITDA margin for 2019 to be approximately 17% of sales.

•	AAM is targeting cumulative Adjusted free cash flow for the four-year period from 2017 - 2020 to be approximately $1.5 billion.

Third Quarter 2018 Conference Call Information
A conference call to review AAM's third quarter 2018 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (855) 681-2072 from the United States or (973) 200-3383 from outside the United States. A replay will be available from 1:00 p.m. ET on November 2, 2018 until 10:59 p.m. ET November 9, 2018 by dialing (855) 859-2056 from the United States or (404) 537-3406 from outside the United States. When prompted, callers should enter conference reservation number 3086665.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures such as Adjusted EBITDA, Adjusted earnings per share and Adjusted free cash flow. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Certain of the forward-looking financial measures included in this earnings release are provided on a non-GAAP basis. A reconciliation of non-GAAP forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not practical given the difficulty of projecting event driven transactional and other non-core operating items and their related effects in any future period. The magnitude of these items, however, may be significant.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

Company Description
AAM is a premier, global leader in design, engineering, validation and manufacturing of driveline, metal forming, powertrain, and casting products for automotive, commercial and industrial markets.

Headquartered in Detroit, AAM has over 25,000 associates operating at nearly 90 facilities in 17 countries to support our customers on global and regional platforms with a focus on quality, operational excellence and technology leadership. To learn more, visit www.aam.com.

Forward-Looking Statements
In this earnings release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” "target," and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: reduced purchases of our products by General Motors Company (GM), FCA US LLC (FCA), or other customers; reduced demand for our customers' products (particularly light trucks, sport utility vehicles (SUVs) and crossover vehicles produced by GM and FCA); our ability to respond to changes in technology, increased competition or pricing pressures; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to attract new customers and programs for new products; risks inherent in our global operations (including tariffs and the potential consequences thereof to us, our suppliers, and our customers and their suppliers, adverse changes in trade agreements, such as NAFTA or USMCA, immigration policies, political stability, taxes and other law changes, potential disruptions of production and supply, and currency rate fluctuations); a significant disruption in operations at one or more of our key manufacturing facilities; global economic conditions; risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber attack and other similar disruptions; supply shortages or price increases in raw material and/or freight, utilities or other operating supplies for us or our customers as a result of natural disasters or otherwise; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to successfully integrate the business and information systems of Metaldyne Performance Group, Inc. (MPG) and to realize the anticipated benefits of the merger; an impairment of our goodwill, other intangible assets, or long-lived assets if our business or market conditions indicate that the carrying values of those assets exceed their fair values; negative or unexpected tax consequences; liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to realize the expected revenues from our new and incremental business backlog; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; price volatility in, or reduced availability of, fuel; potential liabilities or litigation relating to, or assumed in, the MPG merger; potential adverse reactions or changes to business relationships resulting from the completion of the merger with MPG; our ability to protect our intellectual property and successfully defend against assertions made against us; our ability to attract and retain key associates; availability of financing for working capital, capital expenditures, research and development (R&D) or other general corporate purposes including acquisitions, as well as our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental laws and regulations or risks of environmental issues that could result in unforeseen costs at our facilities or reputational damage;
adverse changes in laws, government regulations or market conditions affecting our products or our customers' products; our ability or our customers' and suppliers' ability to comply with regulatory requirements and the potential costs of such compliance; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #

For more information:
Investor Contact
Jason P. Parsons
Director, Investor Relations
(313) 758-2404
jason.parsons@aam.com

Media Contact
Christopher M. Son
Vice President, Marketing & Communications
(313) 758-4814
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(in millions, except per share data)

Net sales	$1,817.0	$1,724.4	$5,576.3	$4,532.1

Cost of goods sold	1,549.6	1,426.7	4,661.2	3,707.3

Gross profit	267.4	297.7	915.1	824.8

Selling, general and administrative expenses	96.3	102.3	288.6	289.1

Amortization of intangible assets	24.8	24.4	74.5	50.8

Restructuring and acquisition-related costs	11.7	22.8	66.8	90.5

Gain on sale of business	—	—	(15.5)	—

Operating income	134.6	148.2	500.7	394.4

Interest expense	(54.9)	(57.5)	(162.5)	(139.9)

Investment income	0.6	0.8	1.6	2.2

Other income (expense)
Debt refinancing and redemption costs	—	—	(14.6)	(2.7)
Gain on settlement of capital lease	—	—	15.6	—
Other income (expense), net	(4.8)	0.5	(4.6)	(7.4)

Income before income taxes	75.5	92.0	336.2	246.6

Income tax expense	11.5	5.7	31.4	15.6

Net income	64.0	86.3	304.8	231.0

Net income attributable to noncontrolling interests	(0.2)	(0.1)	(0.5)	(0.2)

Net income attributable to AAM	$63.8	$86.2	$304.3	$230.8

Diluted earnings per share	$0.55	$0.75	$2.63	$2.27

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(in millions)
Net income	$64.0	$86.3	$304.8	$231.0

Other comprehensive income (loss)
Defined benefit plans, net of tax(a)	1.0	3.1	14.5	3.7
Foreign currency translation adjustments	(11.9)	42.8	(55.0)	79.3
Changes in cash flow hedges, net of tax(b)	12.4	1.1	19.6	21.5
Other comprehensive income (loss)	1.5	47.0	(20.9)	104.5

Comprehensive income	$65.5	$133.3	$283.9	$335.5

Net income attributable to noncontrolling interests	(0.2)	(0.1)	(0.5)	(0.2)

Comprehensive income attributable to AAM	$65.3	$133.2	$283.4	$335.3

_______________________________________

(a)
Amounts are net of tax of $(0.3) million and $(4.8) million for the three and nine months ended September 30, 2018, and $(1.0) million and $(1.2) million for the three and nine months ended September 30, 2017, respectively.

(b)	Amounts are net of tax of $(0.5) million and $(1.7) million for the three and nine months ended September 30, 2018, and $0.7 million for the nine months ended September 30, 2017.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2018	December 31, 2017
	(in millions)
ASSETS
Current assets
Cash and cash equivalents	$439.4	$376.8
Accounts receivable, net	1,271.8	1,035.9
Inventories, net	443.6	392.0
Prepaid expenses and other	143.6	140.3
Total current assets	2,298.4	1,945.0

Property, plant and equipment, net	2,467.9	2,402.9
Deferred income taxes	31.8	37.1
Goodwill	1,633.0	1,654.3
Intangible assets, net	1,135.2	1,212.5
GM postretirement cost sharing asset	246.3	252.2
Other assets and deferred charges	433.5	378.8
Total assets	$8,246.1	$7,882.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$16.5	$5.9
Accounts payable	946.4	799.0
Accrued compensation and benefits	185.6	200.0
Deferred revenue	44.9	34.1
Accrued expenses and other	220.7	177.4
Total current liabilities	1,414.1	1,216.4

Long-term debt, net	3,874.3	3,969.3
Deferred revenue	79.6	78.8
Deferred income taxes	159.8	101.7
Postretirement benefits and other long-term liabilities	879.6	976.6
Total liabilities	6,407.4	6,342.8

Total AAM stockholders' equity	1,836.6	1,536.0
Noncontrolling interests in subsidiaries	2.1	4.0
Total stockholders' equity	1,838.7	1,540.0
Total liabilities and stockholders' equity	$8,246.1	$7,882.8

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(in millions)
Operating Activities
Net income	$64.0	$86.3	$304.8	$231.0
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	132.9	122.6	390.9	303.4
Other	26.9	(1.4)	(182.5)	(113.7)
Net cash provided by operating activities	223.8	207.5	513.2	420.7

Investing Activities
Purchases of property, plant and equipment	(118.8)	(140.1)	(391.8)	(278.7)
Proceeds from sale of property, plant and equipment	2.3	0.2	3.2	1.7
Acquisition of business, net of cash acquired	—	—	(1.3)	(895.5)
Proceeds from sale of business, net	—	—	47.1	5.9
Other	—	(4.2)	(0.5)	(12.6)
Net cash used in investing activities	(116.5)	(144.1)	(343.3)	(1,179.2)

Financing Activities
Net debt activity	(20.0)	(7.2)	(93.6)	822.7
Other	(0.1)	(0.1)	(5.9)	(6.1)
Net cash provided by (used in) financing activities	(20.1)	(7.3)	(99.5)	816.6

Effect of exchange rate changes on cash	(1.0)	2.9	(5.3)	10.3

Net increase in cash, cash equivalents and restricted cash	86.2	59.0	65.1	68.4

Cash, cash equivalents and restricted cash at beginning of period	355.7	490.6	376.8	481.2

Cash, cash equivalents and restricted cash at end of period	$441.9	$549.6	$441.9	$549.6

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and Adjusted EBITDA(a)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(in millions)

Net income	$64.0	$86.3	$304.8	$231.0
Interest expense	54.9	57.5	162.5	139.9
Income tax expense	11.5	5.7	31.4	15.6
Depreciation and amortization	132.9	122.6	390.9	303.4
EBITDA	263.3	272.1	889.6	689.9
Restructuring and acquisition-related costs	11.7	22.8	66.8	90.5
Debt refinancing and redemption costs	—	—	14.6	2.7
Gain on sale of business	—	—	(15.5)	—
Non-recurring items:
Gain on settlement of capital lease	—	—	(15.6)	—
Acquisition-related fair value inventory adjustment	—	—	—	24.9
Other(b)	—	2.9	—	(0.8)
Adjusted EBITDA	$275.0	$297.8	$939.9	$807.2

Adjusted earnings per share(c)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Diluted earnings per share	$0.55	$0.75	$2.63	$2.27
Restructuring and acquisition-related costs	0.10	0.20	0.58	0.89
Debt refinancing and redemption costs	—	—	0.13	0.03
Gain on sale of business	—	—	(0.14)	—
Non-recurring items:
Gain on settlement of capital lease	—	—	(0.14)	—
Acquisition-related fair value inventory adjustment	—	—	—	0.24
Acquisition related tax adjustment	—	(0.04)	—	(0.12)
Adjustment to liability for unrecognized tax benefits	—	—	(0.17)	—
Other(b)	—	0.03	—	(0.01)
Tax effect of adjustments	(0.02)	(0.08)	(0.06)	(0.41)
Adjusted earnings per share	$0.63	$0.86	$2.83	$2.89

Adjusted earnings per share are based on weighted average diluted shares outstanding of 116.3 million and 114.3 million for the three months ended on September 30, 2018 and 2017, respectively, and 115.7 million and 101.9 million for the nine months ended on September 30, 2018 and 2017, respectively.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Free cash flow and Adjusted free cash flow(d)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(in millions)
Net cash provided by operating activities	$223.8	$207.5	$513.2	$420.7
Capital expenditures net of proceeds from the sale of property, plant and equipment	(116.5)	(139.9)	(388.6)	(277.0)
Free cash flow	107.3	67.6	124.6	143.7
Cash payments for restructuring and acquisition-related costs	14.0	20.3	55.3	86.5
Acquisition-related settlement of pre-existing accounts payable balances with acquired entities	—	—	—	35.2
Interest payments upon the settlement of acquired company debt	—	—	—	24.6
Adjusted free cash flow	$121.3	$87.9	$179.9	$290.0

Segment Financial Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(in millions)
Segment Sales
Driveline	$1,068.0	$1,007.9	$3,258.8	$3,028.7
Metal Forming	382.2	368.2	1,176.3	887.5
Powertrain	285.4	260.9	865.6	544.5
Casting	219.1	226.6	701.3	452.2
Total Sales	1,954.7	1,863.6	6,002.0	4,912.9
Intersegment Sales	(137.7)	(139.2)	(425.7)	(380.8)
Net External Sales	$1,817.0	$1,724.4	$5,576.3	$4,532.1

Segment Adjusted EBITDA(a)
Driveline	$159.3	$181.5	$514.2	$513.7
Metal Forming	66.9	70.7	231.3	170.5
Powertrain	34.3	36.8	131.4	88.7
Casting	14.5	8.8	63.0	34.3
Total Segment Adjusted EBITDA	$275.0	$297.8	$939.9	$807.2

________________

(a)
We define EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, gain on sale of business, and non-recurring items. We believe that EBITDA and Adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA and Adjusted EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. We also use Segment Adjusted EBITDA as the measure of earnings to assess the performance of each segment and determine the resources to be allocated to the segments. EBITDA and Adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and Adjusted EBITDA differently.

(b)
For the three months ended on September 30, 2017, other non-recurring items reflect the impact of a non-cash pension settlement charge related to one of our foreign entities. For the nine months ended on September 30, 2017, other non-recurring items also reflect the impact of a gain related to the change of our method of accounting for indirect inventory and the interest expense for the debt drawdown period prior to acquisition funding requirement.

(c)
We define Adjusted earnings per share to be diluted earnings per share excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, gain on sale of business, and non-recurring items, including the tax effect thereon. We believe Adjusted earnings per share is a meaningful measure as it is commonly utilized by management and investors in assessing ongoing financial performance that provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of core operating performance and which may obscure underlying business results and trends. Other companies may calculate Adjusted earnings per share differently.

(d)
We define free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment. Adjusted free cash flow is defined as free cash flow excluding the impact of cash payments for restructuring and acquisition-related costs, settlements of pre-existing accounts payable balances with acquired entities and interest payments upon the settlement of acquired company debt. We believe free cash flow and Adjusted free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Other companies may calculate free cash flow and Adjusted free cash flow differently.